EXHIBIT 99.1

BriteSmile Receives Nasdaq Notice

          WALNUT CREEK, Calif., Nov. 15 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (NasdaqSC: BSML), a leading international provider of state-of-the-art  teeth-whitening systems, today announced that, on November 10, 2005, the Company received a Nasdaq Staff Deficiency Letter from Nasdaq indicating that based on the Company’s Form 10-Q for the period ended September 24, 2005, the Company does not comply with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires listed companies to have a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or net income of $500,000 from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Nasdaq Staff determined that the Company’s stockholder equity, market value of listed securities, and reported net losses were below the minimum requirements.

          The Company was advised that Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market.  The Company was given until November 25, 2005 to provide a specific plan, including the time frame for completion of the plan, to achieve and sustain compliance with all Nasdaq Capital Market listing requirements. If the Nasdaq Staff ultimately determines that the Company’s plan does not adequately address the issues noted, it will provide the Company with a written notification that its securities will be delisted.  At that point the Company could appeal Nasdaq Staff’s decision to a Nasdaq Listing Qualification Panel.  Such appeal would stay the delisting.

          The Company is in the process of formulating a plan to attempt to achieve compliance with the listing requirements, which may include as a principal element, increasing stockholders’ equity to above the minimum required level.  The Company intends to proceed promptly to attempt to implement such a plan and to work cooperatively with Nasdaq Staff towards that end.  However, there can be no assurance that any such plan will resolve the deficiency and that the Company’s present listing will be able to be maintained.

          BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries.  For more information about BriteSmile’s procedure, call 1-800-BRITESMILE or visit the Company’s Website at www.britesmile.com .

SOURCE  BriteSmile, Inc.
          -0-                              11/15/2005
          /CONTACT:  investors, Kenneth A. Czaja, CFO, +1-925-941-6260, or media,
Chris Edwards, +1-925-279-2926, both for BriteSmile/
          /FCMN Contact: mwoodrow@britesmile.com /
          /Web site:  http://www.britesmile.com /